Exhibit 99.B(m)(1)(A)(iii)

April 28, 2008

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the ING Investors Trust Amended and Restated Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for the funds listed on Amended Schedule A of the ING Investors Trust Amended and Restated Distribution Plan (the “Distribution Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan were 0.15%. Except as otherwise noted on Amended Schedule A, by this letter, we agree to waive that fee for the period May 1, 2008 through May 1, 2009.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com